Exhibit 99.1
Contact:
David Fraser
Philip Morris International
T. +41 (0)58 242 4500
E. david.fraser@pmi.com

“Cigarettes belong in museums,” says Philip Morris International CEO in speech in London
•CEO says science-backed alternatives have the potential to accelerate the decline in cigarette smoking and cautioned that historical tobacco control measures alone are not working fast enough
•Calls on governments to follow the smoking reduction policies of nations like Sweden, Japan and the U.K. and reduce smoking faster by giving adult smokers a wide choice of smoke-free alternatives

LONDON, United Kingdom—May 23, 2023—Jacek Olczak, Chief Executive Officer of Philip Morris International Inc. (PMI) (NYSE: PM), today delivered remarks at the UnHerd Club in London, calling on governments globally to accelerate the end of cigarettes.

In his remarks to global media, politicians, and policymakers, Olczak shared that “cigarettes belong in museums,” but that current policies to reduce smoking prevalence are not working fast enough and may be prolonging smoking.

Drawing upon a new hypothetical model based on World Health Organization data, estimates, and methods, as well as other third party data, Olczak explained that even if smoke-free products were assumed to be only 80 percent less risky than cigarettes, if people who currently smoke were to switch to them completely, then over their lifetime there's a potential for a tenfold reduction in smoking-attributable deaths compared with historical tobacco control measures alone. He highlighted the absurd paradox that smoke-free products are banned in some countries while cigarettes—despite their far greater risk of harm—can still be sold. While this model has limitations and is built on assumptions, the public health cost of ignoring the potential of smoke-free products could be immense.

In 2016, PMI committed to moving away from cigarettes. The company has invested more than USD 10.5 billion (as of March 31, 2023) since 2008 in developing and commercializing smoke-free products—which today account for nearly 35 percent of the company’s total net revenues. The mission, Olczak explained, is to reduce smoking by replacing cigarettes with less harmful alternatives and ultimately to make cigarettes obsolete. However, PMI’s ability to progress on this mission is being frustrated by a combination of blind opposition from anti-tobacco organizations and governments’ overreliance on the so-called precautionary principle, which some interpret as "better not to do anything until we know everything."

He called on governments around the world to follow the examples of countries like Sweden and Japan—as well as the U.K.—and adopt policies that give adult smokers who don’t quit a wide choice of alternatives to continuing smoking so they can make better choices and cigarettes can become a historical artifact. He also challenged anti-tobacco organizations to update their thinking, stop blocking innovation, and work toward a common goal to achieve a smoke-free future, faster.

The full speech is available below:

“We’ve all heard the line, ‘Insanity is doing the same thing over and over again and expecting different results.’

And still, despite often restrictive regulations, high product prices, marketing bans, and packaging designed to discourage buying, today public health data show that a billion people worldwide choose to smoke.

Not to mention public health campaigns—and even companies like mine—urging people not to smoke.

The persistence of high smoking rates globally is evidence that the current approach to ending cigarette use is not working quickly enough.

And yet the most common response to the problem is more of the same.

It’s time to try something else. To try a more inclusive and innovative approach; one that has been proven in several countries around the world and that has the potential to significantly accelerate an end to cigarettes.

For adults who would otherwise continue to smoke, switching to a smoke-free product is a pragmatic option that can have a positive impact on both individual and public health.

Let there be no mistake: People who have never used tobacco or nicotine, especially minors, should not use these products. And there’s no doubt that quitting altogether, or better still, never starting, is the best choice.

But, let’s focus for now on adult smokers who have not quit. Today, thanks to smoke-free products, these one billion people have better options than continuing to smoke. And because of these options, we can begin to imagine an accelerated decline in smoking and associated diseases … and not by a little, by a lot.

Here’s the curious thing: I’m moving Philip Morris International out of cigarettes, but the faster I go, the more people shout at me.

Our mission is clear: to reduce smoking by replacing cigarettes with less harmful alternatives.

Cigarettes belong in museums.

Since 2016, my company has fully committed to moving away from cigarettes, the most harmful form of nicotine consumption. We have invested more than 10.5 billion U.S. dollars in developing and commercializing smoke-free products—which today account for nearly 35 percent of our total net revenues.

Our ability to make further progress is being blocked by those who are blindly guided by a desire to see an end to the industry rather than an end to cigarettes. This is very frustrating.

This, together with an overreliance on the so-called precautionary principle—which some interpret as “better not to do anything until we know everything”—results in government inaction and more of the same.

Today’s environment and rhetoric make it easier for governments and regulators to do nothing on smoke-free alternatives. It’s perceived as safer for political careers to abstain from the debate completely rather than be seen as siding with us.

But, in the end, this is just prolonging the life of cigarettes and risks shortening the lives of those who use them.

For smokers today, inaction is not a neutral position. It is a choice with real-world outcomes.
We are entering what Churchill called “a period of consequences.”

It is no longer a case of if these smoke-free alternatives are better than cigarette smoking; it is a case of by how much.

Using the World Health Organization’s data, estimates, and methods, we’ve calculated the potential positive public health impact of the world’s smokers switching from cigarettes to less harmful, smoke-free products.

This hypothetical model shows that if these products are assumed to be 80 percent less risky than cigarettes—and if people who currently smoke were to switch to them completely—then over their lifetime, there’s a potential for a tenfold reduction in smoking-attributable deaths compared with historical tobacco control measures alone.

Let me repeat that hypothesis: Based on the W-H-O’s own data, we see the real potential for a tenfold reduction in smoking-attributable deaths if smokers fully switched to smoke-free products. And this positive impact could be even greater when combined with traditional measures to discourage initiation and encourage cessation.

While there are limitations to this kind of hypothetical analysis, this estimate begins to show the real impact of inaction. The human impact.

But this is not just a hypothetical situation.

Look at public health data in Sweden, a country that today boasts one of the developed world’s lowest smoking rates, at around 5 percent.

There, snus—a non-combustible form of moist tobacco that is placed between the lip and gums—is the most commonly used alternative to cigarettes.

According to this data, mortality rates due to tobacco use in Sweden are much, much lower than in EU countries where snus are banned.

The Swedish Snus Commission estimates that more than 350,000 smoking-attributable deaths among men could have been avoided each year if the other EU countries had matched Sweden’s tobacco-related mortality rate.

We can also look at Japan, which has seen rapidly declining smoking rates since the introduction of heated tobacco products in 2014. Just like in Sweden, these non-combustible products are beginning to replace cigarettes.

Five years after the products were introduced, the Japanese National Health and Nutrition Survey showed an unprecedented decline in the number of adults who smoke cigarettes. More recent studies show that the pace of decline has continued, and today only about 12 percent of Japanese adults smoke. And while more research is needed, we are beginning to see the emergence of encouraging data hinting at a positive impact on public health already.

Contrast this with Japan’s neighbor Singapore, where smoke-free products are banned. In that country, cigarette sales volume has actually increased, and smoking rates are not going down.

Despite all this evidence, the policy of inaction continues in many places—preventing less harmful products from replacing the cigarette.

When governments—and organizations that lobby them—prevent men and women who continue to smoke from accessing less harmful alternatives, and when they perpetuate misinformation about these products, it has a direct correlation to the persistence of smoking.

My question is: Will governments that ban these products or treat them like cigarettes take responsibility for the consequences?

Will society stand up and call out the organizations that are blocking progress?

Or will this insanity persist—leaving us with more of the same and millions of people needlessly continuing to smoke?

It is time for more countries to follow the lead of Sweden, Japan, and other countries such as the U.K.
It’s time for anti-tobacco organizations to stop fighting against us and start fighting for adults who smoke. Just imagine the impact of a potential tenfold further reduction if all current adult smokers were to fully switch for the remainder of their lives to smoke-free products, compared with historical measures alone.

It’s time to work toward a common goal of delivering effective policies that make cigarettes a historical artifact, a museum piece collecting dust behind glass cases.

We need to remember that there is a real, human impact of inaction. Because not taking an evidenced-based decision on smoke-free products today is a decision with consequences.”

ENDS

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA)

has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of March 31, 2023, PMI's smoke-free products were available for sale in 78 markets, and PMI estimates that approximately 18.5 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35% of PMI’s total 2023 first-quarter net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding the impact of smoke-free products, as well as operational plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.